Exhibit 99.1

One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com
PRESS RELEASE
Kevin Kessel
Vice President, Investor Relations
+1.408.576.7985
kevin.kessel@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com
FLEXTRONICS ANNOUNCES STRONG THIRD QUARTER RESULTS
Revenue increased 12% sequentially;
Adjusted EPS of $0.17, a 31% sequential increase, GAAP EPS $0.11;
Adjusted Operating Margin Expands 30 bps;
Adjusted ROIC increased 790 bps to 30.1%
Cash flow from operations $331 million
Singapore, January 27, 2010 — Flextronics (NASDAQ: FLEX) today announced results for its third quarter ended December 31, 2009.

	Three Month Periods Ended
	December 31,	October 2,
(US$ in millions, except EPS)	2009	2009
Net sales	$6,556	$5,832
GAAP operating income	$167	$123
Adjusted operating income (1)	$189	$149
GAAP net income	$93	$20
Adjusted net income (1)	$138	$104
GAAP EPS	$0.11	$0.02
Adjusted EPS (1)	$0.17	$0.13

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.
Third Quarter Results
Net sales for the third quarter ended December 31, 2009 were $6.6 billion, an increase of 12%, compared to net sales for the second quarter ended October 2, 2009. Adjusted operating income increased 27% to $189 million or 2.9% of net sales, compared to $149 million or 2.6% of net sales in the prior quarter. Adjusted net income for the third quarter was $138 million and adjusted EPS was $0.17 compared to $104 million and $0.13, respectively, for the prior quarter.
“Our revenue increase of 12% for the quarter represents a broad and strong performance, with all of our market segments increasing sequentially. Operating results improved with adjusted operating income at 2.9%, increasing 30 bps over the prior quarter and ROIC continued to strengthen to 30.1% in the quarter.” said Mike McNamara, CEO of Flextronics.

One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com
PRESS RELEASE
Cash and cash equivalents increased to a record $2.2 billion at December 31, 2009, an increase of $275 million from the prior quarter. During the third quarter, Flextronics generated $331 million of operating cash flow and $291 million of free cash flow (defined as net cash provided by operating activities of $331 million, less purchases of property and equipment, net of dispositions). Net debt, which is total debt less total cash, was further reduced in the current quarter by $278 million to $309 million. Net debt has decreased by approximately $1 billion from one year ago. Adjusted ROIC improved to 30.1% for the quarter, an increase of 790 bps compared to 22.2% for the prior quarter.
Paul Read, CFO of Flextronics added, “The third quarter represented a solid financial performance for the Company.  We continued to drive margin expansion and with our industry leading cash conversion cycle of 11 days, we generated substantial cash flow.  Cash flow from operations during the quarter was $331 million and for the fiscal year-to-date we have generated ~$750 million.  Our net debt has benefitted from the cash generation and ended the quarter at $309 million, down meaningfully from the $587 million in the prior quarter.”
Guidance
For the fourth quarter ending March 31, 2010, revenue is expected to be in the range of $5.8 billion to $6.2 billion and adjusted EPS is expected to be in the range of $0.13 to $0.16 per share.
GAAP earnings per share are expected to be lower than the guidance provided herein by approximately $0.07 per diluted share for estimated restructuring activities, quarterly intangible amortization, stock-based compensation expense and non-cash interest expense.
Conference Calls and Web Casts
A conference call hosted by Flextronics’s management will be held today at 5:00 p.m. EST / 2:00 p.m. PST to discuss the Company’s financial results for the third quarter ended December 31, 2009.
The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website afterwards.
Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com
PRESS RELEASE
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
# # #
This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include that future revenues and earnings may not be achieved as expected; the risks to our particular electronics and technology sector of economic instability and a slowdown in consumer spending, particularly given the current economic conditions; the effects of customer or supplier bankruptcies or insolvency; the effects that current credit and market conditions could have on the liquidity and financial condition of customers or suppliers, including any impact on their ability to meet contractual obligations to us on terms and conditions previously negotiated; the effects that the current macroeconomic environment could have on our liquidity and ability to access credit markets; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for customers’ products and to the short-term nature of customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales and our reliance on strategic relationships with major customers; the challenges of effectively managing our operations, including our ability to manage manufacturing processes, control costs and manage changes in our operations; the challenges of integrating acquired companies and assets; not obtaining anticipated new customer programs, or that if we do obtain them, that they may not contribute to our revenue or profitability as expected or at all; our ability to utilize available manufacturing capacity; the risk of future restructuring charges that could be material to our financial condition and results of operations; our ability to design and quickly introduce world-class components products that offer significant price and/or performance advantages over competitive products; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM businesses; production difficulties, especially with new products; changes in government regulations and tax laws, including any effects related to the expiration of tax holidays; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; our dependence on the continued trend of outsourcing by OEMs; supply shortages of required electronic components; the challenges of international operations, including fluctuations in exchange rates beyond hedged boundaries leading to unexpected charges; our dependence on our key personnel; and our ability to comply with environmental laws. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com
PRESS RELEASE
SCHEDULE I
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Month Periods Ended
	December 31,	October 2,
	2009	2009
GAAP:
Net sales	$6,556,137	$5,831,761
Cost of sales	6,173,461	5,519,778
Restructuring charges	9,624	12,403

Gross profit	373,052	299,580

Selling, general and administrative expenses	205,614	176,246
Restructuring charges	162	187

Operating income	167,276	123,147

Intangible amortization	21,440	22,710
Other expense, net	—	91,999
Interest and other expense, net	40,555	38,091

Income (loss) before income taxes	105,281	(29,653)

Provision for (benefit from) income taxes	12,411	(49,312)

Net income	$92,870	$19,659

EPS:
GAAP	$0.11	$0.02

Non-GAAP	$0.17	$0.13

Diluted Shares used in computing per share amounts	825,545	817,260

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
SCHEDULE II
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(In thousands, except per share amounts)
(unaudited)

		Three Month Periods Ended
		December 31,	% of	October 2,	% of
		2009	Sales	2009	Sales
Net Sales		$6,556,137		$5,831,761

GAAP gross profit		$373,052	5.7%	$299,580	5.1%
Stock-based compensation expense		2,733		2,440
Distressed customer charges	(2)	(26,439)		—
Restructuring charges	(3)	9,624		12,403

Non-GAAP gross profit		$358,970	5.5%	$314,423	5.4%

GAAP SG&A expenses		$205,614	3.1%	$176,246	3.0%
Stock-based compensation expense		11,381		10,962
Distressed customer charges	(2)	24,093		—

Non-GAAP SG&A expenses		$170,140	2.6%	$165,284	2.8%

GAAP operating income		$167,276	2.6%	$123,147	2.1%
Stock-based compensation expense		14,114		13,402
Distressed customer charges	(2)	(2,346)		—
Restructuring charges	(3)	9,786		12,590

Non-GAAP operating income		$188,830	2.9%	$149,139	2.6%

GAAP net income		$92,870	1.4%	$19,659	0.3%
Stock-based compensation expense		14,114		13,402
Distressed customer charges	(2)	(2,346)		—
Restructuring charges	(3)	9,786		12,590
Investment and notes impairment	(4)	—		91,999
Non-cash convertible debt interest expense	(5)	3,889		5,488
Intangible amortization		21,440		22,710
Adjustment for taxes		(1,791)		(61,859)

Non-GAAP net income		$137,962	2.1%	$103,989	1.8%

GAAP provision for income taxes		$12,411	0.2%	$(49,312)	-0.8%
Restructuring charges		130		351
Settlement of tax contingencies	(6)	—		59,669
Intangible amortization		1,661		1,839

Non-GAAP provision for income taxes		$14,202	0.2%	$12,547	0.2%

EPS:
GAAP		$0.11		$0.02

Non-GAAP		$0.17		$0.13

GAAP net cash flows provided by operating activities		$331,304		$311,538
Purchase of property & equipment, net of dispositions		(40,236)		(41,528)

Non-GAAP free cash flow		$291,068		$270,010

See the accompanying notes on Schedule IV attached to this press release.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
SCHEDULE III
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2009	March 31, 2009 (5)
ASSETS

Current Assets:
Cash and cash equivalents	$2,241,870	$1,821,886
Accounts receivable, net	2,416,812	2,316,939
Inventories	2,781,707	2,996,785
Other current assets	878,428	799,396

	8,318,817	7,935,006

Property and equipment, net	2,139,380	2,333,781
Goodwill and other intangibles, net	267,385	291,491
Other assets	272,200	756,662

Total assets	$10,997,782	$11,316,940

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$25,781	$19,358
Zero Coupon Convertible Junior Subordinated Notes due 2009	—	189,045
1% Convertible Subordinated Notes due 2010	230,147	—
Accounts payable	4,428,427	4,049,534
Other current liabilities	1,808,929	2,150,834

Total current liabilities	6,493,284	6,408,771

Long-term debt, net of current portion:
Acquisition Term Loan due 2012 and 2014	1,678,770	1,692,024
6 1/2% Senior Subordinated Notes due 2013	299,806	399,622
6 1/4% Senior Subordinated Notes due 2014	302,172	402,090
1% Convertible Subordinated Notes due 2010	—	218,391
Other long-term debt and capital lease obligations	13,985	21,553
Other liabilities	307,605	313,321

Total shareholders’ equity	1,902,160	1,861,168

Total liabilities and shareholders’ equity	$10,997,782	$11,316,940

See the accompanying notes on Schedule IV attached to this press release.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
SCHEDULE IV
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO SCHEDULES I, II, & III
(1)	To supplement Flextronics’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude, among other items, stock-based compensation expense, restructuring charges, intangible amortization, financially distressed customer charges, non-cash convertible debt interest expense and certain other items. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:
Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested share bonus awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.
Restructuring charges include severance, impairment, lease termination, exit costs and other charges primarily related to the closures and consolidations of various manufacturing facilities. These costs may vary in size based on the Company’s acquisition and restructuring activities, are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.
Distressed customer charges are comprised of additional provisions for doubtful accounts receivable, inventory and other obligations for customers that are experiencing significant financial difficulties. These costs are excluded by the Company’s management in assessing its current operating performance and forecasting its earnings trends, and accordingly, are excluded by the Company from its non-GAAP measures.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

PRESS RELEASE
Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
Other charges or gains consists of various other types of items that are not directly related to ongoing or core business results, such as impairment charges associated with non-core investments and notes receivable and gains on the extinguishment of debt. We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations. Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.
Non-cash convertible debt interest expense consists of interest expense recorded as a result of new accounting for convertible debt instruments that may be settled in cash upon conversion. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding theses costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to tax contingencies.
(2)	During the three-month period ended December 31, 2008, the Company incurred a $145.3 million charge as a result of the previously announced Nortel bankruptcy. In November 2009, the Company agreed to a settlement with Nortel primarily related to pre-bankruptcy petition claims. As a result of this settlement, the Company revised its estimates related to the recovery of Nortel accounts receivable, certain retirement obligations and other claims. In addition, the Company has continued to recover amounts related to previously reserved inventory as a result of continuing business with Nortel post bankruptcy. During the three-month period ended December 31, 2009, we recorded a net $2.3 million reduction to the original charge which included a reduction to cost of sales of $26.3 million net of an increase to selling general and administrative expenses of $24 million.
(3)	During the three month periods ended December 31, 2009 and October 2, 2009, the Company recognized restructuring charges as a result of the difficult macroeconomic conditions. The global economic crisis and related decline in the Company’s customers’ products across all of the industries it serves, has caused the Company’s OEM customers to reduce their manufacturing and supply chain outsourcing negatively impacting the Company’s capacity utilization levels. The Company’s restructuring activities, which include employee severance, costs related to owned and leased facilities and equipment that are no longer in use and are to be disposed of, and other costs associated with the exit of certain contractual arrangements due to facility closures, are intended to improve its operational efficiencies by reducing excess workforce and capacity. In addition to the cost reductions, these activities will result in further shift of manufacturing capacity to locations with higher efficiencies and, in most instances, lower costs.
(4)	During the three month period ended October 2, 2009, the Company impaired its carrying value in a certain non-core investment and notes receivable due to a reduction in estimated recoverability.
(5)	On April 1, 2009, the Company adopted new accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) which was required to be applied retrospectively. The adoption affected the accounting for the Company’s 1% Convertible Subordinated Notes and Zero Coupon Convertible Junior Subordinated Notes by requiring the initial proceeds from their sale to be allocated between a liability component and an equity component in a manner that results in interest expense on the debt component at the Company’s nonconvertible debt borrowing rate on the date of issuance. Upon adoption the Company recorded the change in accounting principle as a cumulative effect adjustment to the opening balance of accumulated deficit as of March 31, 2009 totaling approximately $225 million and a discount to the carrying value of the convertible debt notes of $27.5 million. The corresponding increase in the recorded value of ordinary shares was approximately $252 million. The adoption had no impact on the Company’s consolidated cash flows. Below is a summary of the impacts to the financial statements and related notes and interest expense for the respective periods presented.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

PRESS RELEASE

			Zero Coupon Convertible Junior
	1% Convertible Subordinated Notes		Subordinated Notes
Balance Sheet:	December 31, 2009	March 31, 2009	December 31, 2009	March 31, 2009
	(In thousands)
Principal amount of Notes	$239,993	$239,993	$—	$195,000
Unamortized discount	(9,846)	(21,602)	—	(5,955)

Net carrying amount of Notes	$230,147	$218,391	$—	$189,045

	Three-Month Periods Ended		Three-Month Periods Ended
Income Statement:	December 31, 2009	October 2, 2009	December 31, 2009	October 2, 2009
	(In thousands)
Amortization of discount net of adjustments to deferred financing costs	$3,889	$3,829	$—	$1,659

The adoption of the new accounting for convertible debt had less than a $0.01 negative impact on basic and diluted GAAP earnings per share in both the three-month periods ended December 31, 2009 and October 2, 2009.
(6)	During the three-month period ended October 2, 2009, the Company recognized non-cash tax benefits as a result of settlements in various tax jurisdictions, partially offset by certain charges related to uncertain tax positions.
Free Cash Flow consists of GAAP net cash flows from operating activities less purchase of property and equipment, net of dispositions. We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”
Return on Invested Capital (ROIC) is calculated by annualizing the Company’s current quarter after-tax non-GAAP operating income and dividing that by a two quarter average net invested capital asset base. After-tax non-GAAP operating income excludes charges for financially distressed customers, stock-based compensation expense, restructuring and other charges. Net invested capital is defined as total assets less current liabilities and other long-term liabilities further adjusted for non-operating assets and liabilities. Non-operating assets and liabilities are not included in the net invested capital asset base because they do not affect non-GAAP operating income. Non-operating assets and liabilities include, but are not limited to, cash and cash equivalents, short-term investments, notes receivable, restructuring liabilities, accrued interest, short-term bank borrowings and current and non-current debt. We believe ROIC is a useful measure in providing investors with information regarding our performance. ROIC is a widely accepted measure of earnings efficiency in relation to total capital employed. We believe that increasing the return on total capital employed, as measured by ROIC, is an effective method to sustain and increase shareholder value. ROIC is not a measure of financial performance under generally accepted accounting principles in the U.S., and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net income or loss as an indicator of performance. The following table reconciles ROIC as calculated using after-tax non-GAAP operating income to the same performance measure calculated using the nearest GAAP measure, which is GAAP operating income adjusted for taxes:

ROIC	Q3 FY 2010	Q2 FY 2010
GAAP ROIC	26.7%	18.0%
Adjustments noted above	3.4%	4.2%

Non-GAAP ROIC	30.1%	22.2%

Cash Conversion Cycle (CCC) is defined as the sum of non-GAAP inventory turns in days and days sales outstanding in accounts receivable less non-GAAP days payable outstanding in accounts payable. We calculate non-GAAP inventory turns as annualized non-GAAP cost of sales (before adjustments for financially distressed customers, stock-based compensation expense, restructuring and other charges) divided by average inventory for the quarter. We calculate our days sales outstanding as annualized revenues divided by average accounts receivable for the quarter. We calculate non-GAAP days payable outstanding as annualized non-GAAP cost of sales (before adjustments for financially distressed customers, stock-based compensation expense, restructuring and other charges) divided by average accounts payable.
We believe the Cash Conversion Cycle is a useful measure in providing investors with information regarding our cash management performance and is a widely accepted measure of working capital management efficiency. These are measures of financial performance under generally accepted accounting principles in the U.S. when calculated using GAAP operating measures, but may not be defined and calculated by other companies in the same manner. These should not be considered in isolation or as an alternative to other GAAP metrics as an indicator of performance. For the Quarter ended December 31, 2009, Cash Conversion Cycle of 11 days calculated using the non-GAAP measures described above was the same as that calculated using cost of sales in accordance with GAAP.